UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2009

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd, Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

2009 Earnings Guidance

       Based on the expected terms of the previously announced public offering, CBL & Associates Properties, Inc. (the "Company") estimates that its funds from operations (“FFO”), a widely accepted supplemental measure of REIT performance, will be between $2.41 and $2.53 per diluted, fully converted share of common stock for the year ending December 31, 2009 after considering the effect of (i) the proposed offering, (ii) terms of the recent commitments for the Company’s unsecured and largest secured lines of credit and (iii) current assumptions and estimates. A reconciliation of expected diluted earnings per share of common stock to expected FFO per diluted, fully converted share of common stock is as follows:

	Low	High
Expected diluted earnings per share of common stock	$0.37	$0.48
Adjust to fully converted shares of common stock	(0.13)	(0.16)
Expected earnings per diluted, fully converted share of common stock	0.24	0.32
Add: depreciation and amortization	2.02	2.02
Add: noncontrolling interest in earnings of Operating Partnership	0.15	0.19
Expected FFO per diluted, fully converted share of common stock	$2.41	$2.53

      Following the pricing of the offering, the Company expects to update its guidance for net income and FFO for the year ending December 31, 2009 to give effect to the final number of shares and related pricing. Such guidance will depend upon the final terms and size of the offering.

      FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with accounting principles generally accepted in the United States (“GAAP”). The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company’s method of calculating FFO may be different from methods used by other real estate investment trusts ("REITs") and, accordingly, may not be comparable to such other REITs.

    The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

    FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

    The information in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Safe Harbor Statement

    Certain statements made in this Current Report on Form 8-K may be deemed “forward looking statements” within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, without limitation, general industry, economic and business conditions, interest rate fluctuations, costs of capital and capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and retail formats, changes in retail rental rates in the Company’s markets, shifts in customer demands, tenant bankruptcies or store closings, changes in vacancy rates at the Company’s properties, changes in operating expenses, changes in applicable laws, rules and regulations, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support the Company’s future business. The Company disclaims any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Item 8.01	Other Events.

Updates on Extension and Modification of Credit Facilities

As of June 5, 2009, the Company has received commitments from participants in its $560 million unsecured line of credit, representing approximately 91% of the lending commitments thereunder, to extend and modify the facility. The commitments provide for the facility to be converted over an 18-month period into a secured facility, and that the maturity of the facility will be extended from August 2011 to April 2014. The commitments provide for certain borrowings under the facility to be used to repay, at maturity, a number of non-recourse, property-specific mortgages that mature in 2009 and 2010. The assets securing the discharged mortgage indebtedness will then be pledged as collateral to secure this facility. The Company expects that amounts outstanding under the facility will bear interest at an annual rate equal to one-month, three-month or six-month LIBOR (as selected by the Company) plus a spread that increases over the facility’s term, commencing with a spread of 75 to 120 basis points (depending upon the Company’s leverage ratio) through August 2010, a spread of 145 to 190 basis points (depending upon the Company’s leverage ratio) for the period from September 1, 2010 through August 2011 and increasing thereafter to 325 to 425 basis points (depending upon the Company’s leverage ratio) until maturity, with LIBOR subject to a minimum of 1.50%. The Company is continuing to seek additional lending commitments to this facility from existing participants in the facility and from other lending institutions.

        The Company’s press release regarding this announcement is attached as Exhibit 99.1 hereto.

As of June 5, 2009, the Company has received commitments from participants in its $525 million secured credit facility, representing approximately 80% of the lending commitments thereunder, to extend and modify the facility. The commitments reflect an extension of the facility’s maturity from February 2010 to February 2012, with an option to extend the maturity for one additional year (subject to continued compliance with the terms of the facility), and amounts outstanding under the facility will bear interest at an annual rate equal to one-month, three-month or six-month LIBOR (as selected by the Company) plus 325 to 425 basis points (depending upon the Company’s leverage ratio), with LIBOR subject to a minimum of 1.50% for periods commencing on or after January 1, 2010. The Company is continuing to seek additional lending commitments to this facility from existing participants in the facility and from other lending institutions.

Such commitments related to the Company’s $560 million unsecured line of credit and $525 million secured line of credit are subject to the negotiation and execution of definitive loan documentation and other customary closing conditions; accordingly, no assurance can be given that the Company will be successful in consummating the extension and modification of these credit facilities.

Updates on Recent Mortgage Financing Activity

Recently, the Company executed term sheets relating to refinancings secured by mortgages on Volusia Mall, located in Daytona Beach, Florida and Honey Creek Mall, located in Terre Haute, Indiana. These loans are expected to mature in 10 years and bear interest at 8% per year. In the aggregate, these loans are expected to provide approximately $10 million in excess proceeds after retiring the existing mortgages of $51.2 million and $30.1 million secured by Volusia Mall and Honey Creek Mall, respectively. The Company intends to use the excess proceeds plus cash on hand to retire the $30.1 million loan (balance as of June 5, 2009) secured by Bonita Lakes Mall and Bonita Crossing in Meridian, Mississippi, that matures in October 2009.

During the first quarter of 2009, the Company announced that it had closed a $74.1 million loan secured by Cary Towne Center in Cary, North Carolina that will mature in March 2017. The balloon payment at maturity on this loan is $45.1 million. In April, the Company extended the maturity date on the loan secured by St. Clair Square in Fairview Heights, Illinois to April 2010. The balloon payment at maturity on this loan is $56.8 million.

As a result of these recent financing activities, the Company has closed, or received commitments to extend or refinance, all but one of its non-recourse, property-specific mortgage loans that, as of March 31, 2009, were scheduled to mature in 2009.

Many of the Company's mortgage loans provide for periodic amortization of a portion of the loan's principal amount, resulting in reduced leverage prior to the loan's maturity.  Principal amortization for the year ended December 31, 2008, including the Company's share of amortization from unconsolidated debt, was approximately $76.5 million.

As of June 5, 2009, the balance at maturity of the Company’s property-specific mortgage debt maturing in 2010 and 2011 was $512.4 million and $395.0 million, respectively. The Company estimates that the weighted average debt yield for the debt currently scheduled to mature in 2010 and 2011 is 17.6% based on net operating income ("NOI") for the year ended December 31, 2008 and mortgage balances due at maturity. For commercial mortgage-backed securities (“CMBS”) mortgages currently scheduled to mature in 2010 and 2011, the Company estimates a weighted average debt yield of 18.3% based on 2008 NOI and the mortgage balances due at maturity. For non-CMBS mortgages currently scheduled to mature in 2010 and 2011, the Company estimates a weighted average debt yield of 17.2% based on 2008 NOI and the mortgage balances due at maturity. Debt yield is defined as NOI divided by the mortgage balance.

NOI is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs). The Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, its NOI may not be comparable to that of other companies. Since NOI includes only those revenues and expenses related to the operations of the Company’s shopping center properties, it believes that NOI provides a useful measure to its investors that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on its results of operations.

Updates on Other Capital Sources and Uses

The Company has four major development projects currently under construction that are scheduled to open in 2009. No additional equity funding is currently required for these projects. Construction loans are in place for the remaining development costs. As of March 31, 2009, the Company had available capacity on these loans of approximately $135 million.

The Company has taken certain steps to reduce costs, including overhead reductions, vendor contract renegotiations, travel and convention savings and other cost containment measures. The Company estimates annual cost savings of approximately $35 million as a result of these cost containment actions.  In addition, discretionary capital expenditures are expected to be less than $75 million during 2009.

Update on Junior Anchor Space Leasing Activity

In the third and fourth quarters of 2008, the Company experienced tenant bankruptcy filings and store closures resulting in approximately 1.8 million square feet of vacant junior anchor space (locations between 20,000 square feet and 49,999 square feet). As of June 5, 2009, the Company has re-leased or signed commitments relating to approximately 26% of this junior anchor space that was vacated. Leasing transactions for junior anchor space for which a commitment is in place are subject to the negotiation and execution of definitive leases; accordingly, no assurance can be given that the Company will be successful in executing leases relating to all junior anchor space for which it has commitments.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits

Exhibit

Number	Description

99.1	Press Release – CBL & Associates Properties Provides Update on Financing Activity

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ John N. Foy
John N. Foy
Vice Chairman,
Chief Financial Officer and Treasurer

Date: June 8, 2009